As filed with the Securities and Exchange Commission on May 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONMED CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-0977505
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

11311 Concept Blvd.

Largo, Florida 33773

(Address of Principal Executive Offices)

CONMED Corporation 2025 Long-Term Incentive Plan

(Full Title of the Plan)

Hollie K. Foust, Esq.

CONMED Corporation

11311 Concept Blvd.

Largo, Florida 33773

(727) 392-6464

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 20, 2025 (the “Effective Date”), at the 2025 Annual Meeting of Stockholders of CONMED Corporation (the “Company” or the “Registrant”), the stockholders of the Company approved the CONMED Corporation 2025 Long-Term Incentive Plan (the “2025 Plan”), which the Board of Directors of the Company had previously approved, subject to stockholder approval. The 2025 Plan provides, among other things, that a total of up to 3,600,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), is reserved for issuance under the 2025 Plan (subject to equitable adjustment in the event of a change in the Company’s capitalization). In addition, any shares subject to awards under the 2018 Long-Term Incentive Plan of CONMED Corporation (the “2018 Plan”) or the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan of CONMED Corporation (the “2020 NED Plan”, together with the 2018 Plan, the “Prior Plans”) that are outstanding at the Effective Date and that subsequently (i) expire unexercised, are forfeited or otherwise terminate or are canceled without the delivery of shares of Common Stock or (ii) are surrendered or withheld from any award under the Prior Plans to satisfy a participant’s income tax or other withholding obligations, in each case, will again become available to be delivered pursuant to awards granted under the 2025 Plan, at the same ratio at which the corresponding award counted against the total shares available under the respective Prior Plan, as applicable, at the time of grant, but such shares are not at this time covered by this Registration Statement on Form S-8 (this “Registration Statement”).

Upon stockholder approval of the 2025 Plan, the 2025 Plan replaced the Prior Plans, and no additional awards will be made under the Prior Plans. This Registration Statement is filed by the Company to register 3,554,896 shares of Common Stock for issuance under the 2025 Plan.

Concurrently with this Registration Statement, the Company is filing a post-effective amendment to each of its prior registration statements on Form S-8 in respect of the 2018 Plan (File No. 333-228171) and the 2020 NED Plan (File No. 333-214299) to deregister all shares of Common Stock that were previously authorized for issuance under such Prior Plans, and that, as of the Effective Date, were not issued and were not subject to outstanding awards granted under the Prior Plans, and such prior registration statements will only remain in effect with respect to previously granted awards under the Prior Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference herein and shall be deemed to be a part hereof:

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 18, 2025;

b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 1, 2025;

c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 25, 2025 and April 1, 2025; and

d)

The description of the Registrant’s Common Stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 18, 2025, including all amendments and reports for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future filings that are deemed furnished and not filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company is also empowered by Section 102(b)(7) of the General Corporation Law of the State of Delaware to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to it or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article EIGHTH of the Registrant’s Certificate of Incorporation, as amended and restated on June 1, 2023, states that a director or officer of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware in effect or as the same may hereafter be amended.

As contemplated by Section 145 and Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s By-Laws, effective April 16, 2020, provide a broader basis for indemnification in accordance with and as permitted by Section 145 and Section 102(b)(7) of the General Corporation Law of the State of Delaware.

Section 6.5 of the By-Laws of the Registrant (referred to in the By-Laws as the “Corporation”) provides as follows:

“Section 6.5. Indemnification. Except as provided in this by-law, the Corporation shall indemnify to the full extent permitted by Delaware law each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, however, that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Corporation may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person’s heirs, executors, administrators and legal representatives.

The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law as it currently exists, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term “Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.”

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of CONMED Corporation (Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 27, 2023).

4.2	By-laws of CONMED Corporation (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2020).

4.3	CONMED Corporation 2025 Long-Term Incentive Plan.*

5	Opinion of Sullivan & Cromwell LLP, with respect to the securities being registered hereunder.*

23.1	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5 hereto).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24	Powers of Attorney (included on the signature page of the Registration Statement).*

107	Filing Fee Table*

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF CONMED CORPORATION

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida on this 20th day of May, 2025.

CONMED Corporation

By:	/s/ Hollie Foust
	Name:	Hollie Foust
	Title:	Executive Vice President, General Counsel and Corporate Secretary

POWERS OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Hollie K. Foust his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on this 20th day of May, 2025.

Name	Title

/s/ Patrick J. Beyer Patrick J. Beyer	President and Chief Executive Officer (Principal Executive Officer); Director

/s/ Todd W. Garner Todd W. Garner	Executive Vice President - Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Andrew Moller Andrew Moller	Vice President – Corporate Controller (Principal Accounting Officer)

/s/ Martha Goldberg Aronson Martha Goldberg Aronson	Director

/s/ David Bronson David Bronson	Director

/s/ Brian P. Concannon Brian P. Concannon	Director

/s/ Laverne Council Laverne Council	Director

/s/ Charles M. Farkas Charles M. Farkas	Director

/s/ Mark Kaye Mark Kaye	Director

/s/ Barbara Schwarzentraub Barbara Schwarzentraub	Director